DATE:    March 6, 1996

CONTACT:   Investors:                               Media:
           Martin Zabel                             Richard W. Keatinge, Ph.D.
           Director, Investor Relations             Keatinge & Associates
           Techniclone International Corporation    619/625-2100
           212/866-7733

TECHNICLONE ANNOUNCES THAT IT HAS RECEIVED $3 MILLION FROM THE SALE OF THE EXCLUSIVE MARKETING RIGHTS TO LYM-1 FOR CERTAIN COUNTRIES IN EUROPE AND OTHER GEOGRAPHIC AREAS

         TUSTIN, CA -- Techniclone International Corporation (OTC BULLETIN
BOARD: TCLN), announced today that it has entered into an exclusive distribution agreement ("Agreement") with Biotechnology Development, Ltd. ("BTD") whereby BTD will market and distribute the Company's LYM-1 antibody technology in certain European countries and other geographic areas not covered by its existing licensing agreement with Alpha Therapeutic Corporation ("Alpha"). Edward J. Legere, a director and major shareholder of Techniclone is the general partner of BTD.

         Under the Agreement, Techniclone received a cash payment of $3 Million and retains world-wide manufacturing rights. Alpha is currently conducting a multi-center Phase III clinical trial of LYM-1 (Oncolym(TM)) in the United States for the treatment of cancer patients with intermediate to high-grade B-cell lymphoma who have not responded to multi-drug chemotherapy. As part of the agreement with BTD, Techniclone has a call option to repurchase the marketing rights within 30 months for an undisclosed amount. BTD does not have a corresponding put option.

         "We believe this Agreement will allow Techniclone the option to acquire a fully developed marketing arm for future products, including LYM-1, without the immediate financial burden of developing this capability," said Lon
H. Stone, chairman and CEO. "We intend to work closely with BTD to develop a comprehensive marketing program and distribution network," Mr Stone added.

         Proceeds from the signing of this Agreement will be used to develop Techniclone's other patented technologies, including Tumor Necrosis Technology
(TNT) and Vasopermeation Enhancement. These platform technologies enhance the precise delivery of drugs to the tumor site without affecting surrounding healthy tissue. As part of this development effort, the Company recently announced a joint venture with Cambridge Antibody Technology, Ltd. (CAT), to combine Techniclone's TNT technology, a delivery system that anchors isotopes or other killing agents to the necrotic core of solid tumors, with CAT's proprietary technology for producing fully human antibodies.

         Techniclone is a biotechnology company engaged in the research and development of drug delivery systems based on monoclonal antibodies. The Company maintains a GMP cell-culturing laboratory in California and a new GMP centralized radio-labeling facility in Oklahoma City, which is the first such facility in the U.S. capable of shipping overnight to clinical sites.





                                        24                         EXHIBIT 99.1